Exhibit 10.6

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of this 19 day of October, 2006, between Capital Resources Solutions, LLC, a North Carolina limited liability corporation (“Seller”), Eugene F. Butler (“Butler”), Rose D. Butler, LaDonna Holleman (“Holleman”), and Resourcing Solutions Solutions, Inc., a Nevada corporation (“Buyer”).

WHEREAS, Seller owns a human resource outsourcing organization (“HRO” or the “Business”); and

WHEREAS, upon the terms and conditions set forth herein, Seller desires to sell and Buyer desires to purchase certain of the Assets of Seller, relating to the Business;

NOW, THEREFORE, in consideration of the premises and mutual agreements, representations, warranties, covenants and understandings hereinafter set forth, the parties hereto agree as follows:

SECTION 1

SALE OF ASSETS AND PURCHASE PRICE

1.1           Sale and Purchase of Assets.  Subject to all of the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase from Seller, the following properties, rights and assets of Seller, free and clear of all liens, pledges encumbrances or rights of third parties of any kind, directly relating to the Business, except for the Excluded Assets (as hereinafter defined), all as such assets on the Closing Date (such assets are collectively referred to herein as the “Assets”):

(a)           The right to use the name "Capital Resources Solutions, LLC.” together with all trademarks, trade names and trade logos associated therewith, all of which are set forth on Schedule 1.1 attached hereto;

(b)           All the rights of Seller with respect to the customer contracts and lists described in Schedule 1.1 (the “Contracts”) and all existing lists, including lists rented or owned by Seller, documents and records of Seller relating to past, present and prospective customers, such lists to be in both printed form and computer media, including source documentation such as qualification files.

(c)           All the rights of Seller with respect to the contracts set forth on Schedule 1.1;

(d)           All materials, records and files pertaining to the Seller’s business;

(e)           All existing promotional materials, market research studies and advertising materials;

(f)           All tangible property used in the operation of the Business, including, but not limited to all office and computer equipment as described in Schedule 1.1(f); and;

(g)           All of the goodwill and going concern value relating to the Business.

1.2           Excluded Assets.  The Assets shall not include, and Buyer acknowledges that there shall be excluded from the Assets, all cash and cash equivalents of Seller, and any assets not described in Section 1.1.

1.3           Liabilities Assumed.  Buyer does not assume any liabilities of Seller.  As a result, Buyer shall not be liable for any liabilities, contracts, agreements or other obligations of Seller, and Seller shall indemnify Buyer against all such liabilities, contracts and other obligations.

1.4           Consents and Waivers.  To the extent that any of the Assets may not be sold or assigned to Buyer without the consent or waiver of one or more third parties, Seller, between the date hereof and the Closing Date, shall obtain each required consent or waiver in form acceptable to Buyer prior to the Closing (as defined below).

SECTION 2

PURCHASE PRICE

2.1           Purchase Price and Payment.  The purchase price payable for the Assets pursuant to this Agreement shall be as follows:

(a)           The parties agree that the sole manner of payment for the Assets shall be by way of the payment of commissions based on revenues actually received by Buyer from the Contracts after the Closing Date.  There will be no other payments to Seller for the Assets.

(b)           Buyer shall pay to Seller fifteen percent (15%) of all Administrative Fees received from the Contracts until the amount advanced by Buyer under Section 2.1(d) (iii) is repaid to Buyer (the “Initial Commissions”).  Seller agrees that the Initial Commissions shall be paid directly by Buyer to the Internal Revenue Service (“IRS”) and applied to amounts owed to the IRS by Seller (the “IRS Debt”);

(c)           Only after the amount advanced under Section 2.1(d) (iii) has been repaid and paid in accordance with Section 2.1(b), Buyer shall pay to Seller thirty percent (30%) of all Administrative Fees received from the Contracts thereafter for as long as the Client under such Contracts remain under contract with Buyer.

(d)           In addition, in the event that any Client of Seller that terminated a client service agreement with Seller prior to the Closing Date, and then executes a client service agreement with Buyer within ninety days of the Closing Date, Buyer shall pay thirty percent (30%) of all Administrative Fees earned on such contracts (the “CRS Client Commissions”) to the following persons:

i.	The first $5,000 of CRS Client Commissions shall be paid directly to Butler;
ii.
Any CRS Client Commissions earned after the payments made as described in Section 2.1(d)(i) shall be paid to Butler and Holleman and split equally among them.  Buyer shall be responsible only for paying this amount in the form of a joint check made payable to Butler and Holleman;

iii.
Buyer shall pay to Seller up to Fifty Thousand Dollars ($50,000) to be applied to expenses to wind down the operations of Seller.  Buyer shall not be obligated to make any payment as described in this Section 2.1(d) unless Buyer has approved the expenses in writing based on invoices and other written evidence of such expenses.

The term “Administrative Fees” shall mean revenue earned and collected by Buyer in excess of all payroll, payroll and other taxes, mandatory contributions, government fees, insurance premiums, commissions, and fees, and any other pass through fees or charges.

The term Contracts shall mean client service agreements between a client and Buyer or one of its affiliated companies other that Seller.   Notwithstanding this definition of Contracts, Sellers agree that any Administrative Fees received by the Buyer from any contract may be applied as required in Section 2.1 (b).

2.2           Closing Costs; Transfer Taxes.  Seller and Buyer shall share equally any documentary, transfer taxes and any sales, use, excise, property or other taxes imposed by reason of the transfer of the Assets provided hereunder and any deficiency, interest or penalty assessed with respect thereto.

2.3           Provision for Allocation of Purchase Price.  The Purchase Price shall be allocated to the Assets as set forth in Schedule 2.3 hereof.  Each party agrees to utilize such allocation for all purposes, including federal and state income taxes, and to cooperate with the other parties and comply with any present or future obligations under Section 1060 of the Internal Revenue Code, as amended, including any rules or regulations issued thereunder.  The amount of the Purchase Price allocated to any or all of the Assets hereunder shall in no event limit the liability of Seller to Buyer with respect to damages, liabilities or expenses incurred by Buyer due to any breach of any representations, warranties, covenants or agreements made by Seller hereunder.

2.4           Adjustments and Prorations.  The operation of the Business and the income and expenses attributable thereto shall be allocated such that Buyer and its representatives (after reasonable notice) shall be permitted access to all books, records, billing service reports and other documents necessary or appropriate for the determination of such allocations.

To extent that either party pays bills which include expenses which should be the obligation of the other or receive funds which should be the revenue of the other, then that party shall prepare an accounting within ten (10) days of the end of the month in which it pays the bill or receives the funds, either billing the other party or remitting funds, as the case may be.

SECTION 3

CLOSING

3.1           Closing.  The Closing of the transactions contemplated herein (the “Closing”), shall be held 10:00 A.M. Eastern time, on September 30, 2006 (the “Closing Date”) at the offices of Seller in Charlotte, North Carolina, unless the parties hereto otherwise agree in writing.

3.2           Documents To Be Delivered.  To effect the sale, Buyer and Seller shall, on the Closing Date, deliver all documents required to be delivered pursuant to Section 6 hereof.  All instruments and documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to Buyer and Seller.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby makes the following representations and warranties.  The term “knowledge” as used in this Section 4 shall mean actual knowledge without independent investigation.

4.1           Organization.  Seller is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to carry on the business in which it is engaged, to own the Assets and to operate the Business in the manner and to the extent that the Assets are presently owned, published and distributed.

4.2           Authorization.  Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements to be executed and delivered by it hereunder or in connection herewith.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized, executed and delivered by Seller and are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

4.3           No Default.  The execution, delivery and performance of this Agreement and such other agreements as are contemplated herein to be executed by Seller do not and will not :(a) conflict with, or (with or without the giving of notice or the passage of time or both) result in a breach of the terms, conditions or provisions of; (b) constitute a default under; (c) result in the creation of any lien, security interest, charge or encumbrance upon the Assets;(d) give any third party the right to accelerate any obligation under, or (e) result in a violation of, the Articles of Organization or Operating Agreement, each as amended to date, of Seller, any law, statute, rule, regulation, order, judgment or decree to which Seller or any Asset is subject, or any contract, agreement, instrument, lease or license which is included in the Assets except that the consents listed on Schedule 4.3 attached hereto must be obtained prior to Closing.  Other than the consents listed in Schedule 4.3 hereof, no consents of third parties to the transfer of any of the Assets are required.

4.4           Title and Liens.  Seller has, and at Closing will deliver to Buyer, good title to all of the Assets, free and clear of all mortgages, liens, easements, encumbrances, equities, claims and obligations to other persons of every kind and character.

4.5           Trademarks and Copyrights.  Seller possesses all trademarks, service marks, trade names, publishing rights, subscriber lists, and copyrights and trade name, copyright and trademark registrations or applications required to permit and enable it to operate the Business, all of which are included among the Assets sold or assigned hereby and described on Schedule 1.1 hereof except where the failure to possess would not have a material adverse effect on the financial condition of the Business.  To the knowledge of Seller, none of the Assets or the Business or any designs, styles, or copyrights relating to the Assets or the Business infringes on any trademarks, copyrights or any other rights of any person.  There are no existing or, to the knowledge of Seller, threatened claims of any third party for infringement of the copyrights, trademarks, trade names or trade secrets of others by Seller, for unfair competition or based on the use by or challenging the ownership of, or the right to use by, Seller of the trademarks, trade names or copyrights listed on Schedule 1.1.  Seller has not granted any license, franchise or permit to any person or entity to use any of the trademarks, trade names, or copyrights listed on Schedule 1.1.

4.6           Compliance With Laws.  To the knowledge of Seller, Seller has complied and is in compliance with all laws regulations, orders, writs, judgments, injunctions and decrees of all applicable jurisdictions and governmental authorities, departments, commissions, boards, bureaus, agencies and instrumentalities applicable to the ownership of the Assets or operation of the Business.

4.7           Litigation.  Except as set forth in Schedule 4.7 attached hereto, there is no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation pending or, to the knowledge of Seller, threatened, against Seller pertaining to the Business or the Assets. None of the Assets or the Business is subject to any judgment, order or decree entered in any lawsuit or proceeding.

4.8           No Consents.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, notice to, or exemption by, any governmental authority, commission, board or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Seller of this Agreement or any of the other contracts or agreements to which Seller is a party.

4.9           Contracts and Commitments.  Except as set forth in Schedule 4.9 attached hereto:

 (a)           All of the Seller’s agreements disclosed on Schedule 1.1 are assignable or transferable to Buyer without the consent or approval of a third party (or such consent and approval has been, or will be, obtained prior to the Closing Date), and the assignment thereof to Buyer shall not affect the terms or enforceability thereof or give rise to any right of termination whatsoever;

(b)           To the knowledge of Seller, Seller is not in default, nor is there any basis for any claim of default, under any contracts made or obligations owed by Seller that are being transferred or assigned to Buyer hereunder, and all such contracts are in full force and effect and are valid and enforceable; and

(c)           Seller has heretofore delivered to Buyer true and correct copies of all contracts, licenses, leases, agreements and commitments listed on Schedule 1.1.

4.10           Material Statements.  No representation or warranty of Seller in this Agreement, nor any written statement, schedule or certificate furnished to Buyer pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading or necessary to provide Buyer with accurate information as to the Business.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby makes the following representations and warranties:

5.1           Organization.  Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada, with all requisite corporate power and authority to own or lease its properties and assets and to carry on the Business.

5.2           Authorization.  Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements to be executed and delivered by it hereunder or in connection herewith.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized, executed and delivered by Buyer and are the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

5.3           No Default.  The execution, delivery and performance of this Agreement and such other agreements as are contemplated herein to be executed by Buyer do not and will not (a) conflict with, or (with or without the giving of notice or the passage of time or both) result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) give any third party the right to accelerate any obligation under or (d) result in a violation of, the Articles of Incorporation or Bylaws, each as amended to date, of Buyer, any law, statute, rule, regulation, order, judgment or decree to which Buyer is a party.

5.4           Material Statements.  No representation or warranty of Buyer in this Agreement, nor any written statement, schedule or certificate furnished to Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

SECTION 6

CONDITIONS TO CLOSING

6.1           Conditions To Buyer’s Obligations.  The obligations of Buyer under this Agreement are subject, at the sole option of Buyer, to the fulfillment of each of the following conditions as of the Closing:

(a)           Trust Monies.                                 Seller shall have all monies collected from employees and customers of Seller and owed to third parties, including, but not limited to, all taxes and insurance premiums, placed in a separate bank account such that these funds will be segregated from all other amounts collected by Seller from operations of the Business, and such funds shall be used only for payment to third parties as due.  Buyer must approve, in its sole discretion, the segregation of such funds.  Sellers shall also deposit the amounts described in Section 6.1(b) into such a segregated account as well.

(b)           Trust Contributions.  Butler and Holleman shall each pay Fifty Thousand Dollars ($50,000) towards the Trust Monies described in Section 6.1(a).

(c)           Employment Agreement.  Holleman shall execute the Employment Agreement attached hereto as Exhibit A.

(d)           Commission Agreement.  Butler shall execute the commission agreement attached hereto as Exhibit B.

(e)           Accuracy of Representations and Compliance with Agreement.  All representations and warranties of Seller contained in this Agreement shall be true and accurate, in all material respects, as of the Closing, and Seller shall have performed and complied with, in all material respects, all of its obligations under this Agreement and there shall be no uncured default of Seller under any term of this Agreement.

(f)           Consents or Waivers to Assignments and Transfers.  All consents or waivers required for the sale or assignment in accordance herewith of the Assets shall have been obtained by Seller on or before the Closing and all such consents, waivers and approvals shall be in full force and effect as of the Closing Date

(g)           Threatened or Pending Proceedings.  No proceedings shall have been initiated or threatened by any person or governmental agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

(h)           Delivery of Documents.  Seller shall have delivered to Buyer the following documents:

(i)      A Bill of Sale prepared by Seller and acceptable to Buyer and all such other deeds, certificates of title, assignments, evidences of consent or waiver, and other instruments or documents as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Assets to Buyer in accordance with the terms hereof, including any necessary third party consents;

(ii)     A certificate of an executive officer, dated the Closing Date certifying as to compliance with the conditions set forth in Sections 6.1(e), (f) and (g) hereof;

(iii)    A copy of resolutions adopted by the Board of Directors or Members/ Managers of Seller approving this Agreement and the transactions contemplated hereby, certified by Seller’s corporate secretary;

(iv)    Non-Competition and Non-Solicitation Agreements executed by Seller and each of its owners in the form of Exhibit C attached hereto; and

(i)           Liens.  Evidence (including, without limitation the delivery of duly executed UCC-3 termination statements, if applicable), reasonably satisfactory to Buyer, of the satisfaction and discharge by Seller of all existing liens on the Assets, if any.

6.2           Conditions to Obligations of Seller.  The obligations of Seller under this Agreement are subject, at the option of Seller, to the fulfillment of each of the following conditions as of the Closing:

(a)           Accuracy of Representations and Compliance with Agreement. All representations and warranties of Buyer contained in this Agreement shall be true and accurate, in all material respects, as of the Closing, and Buyer shall have performed and complied with, in all material respects, all of its obligations under this Agreement and there shall be no uncured default of Buyer under any term of this Agreement.

(b)           Delivery of Documents.  Buyer shall have delivered to Seller the following documents:

(i)             A certificate of the President of Buyer, dated the Closing Date, certifying, in such form as compliance with the conditions set forth in Sections 6.2(a);

(ii)    A copy of resolutions adopted by the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by an officer of the Buyer.

SECTION 7

POST CLOSING CONDITIONS

7.1           Seller, Butler, Rose D. Butler, and Holleman (the “Tax Obligors”) shall be jointly and severally liable for any and all taxes, tax assessments, liabilities, penalties, interests, liens, and other costs relating to the payment of taxes by Seller that arose prior to the Closing Date (a “Tax Liability”), and each agree that any such amounts that may become due and payable shall be paid directly by the Tax Obligors.  If the Tax Obligors fail to make a Tax Liability payment five days before such a payment is due, Buyer, in its sole discretion, may offset the amount of any such Tax Liability against any amount due to any of the Tax Obligors under this Agreement.

SECTION 8

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

8.1           Confidentiality.  On and after the Closing Date, except as necessary to provide services to the Company or as required by law, Seller agrees not to reveal or disclose to any Person any Confidential Information, except as required by law, any Governmental Body or any other governmental or regulatory agencies (including Tax Authorities and any investigation or audit by a regulatory authority), or by litigation in which Seller is a named party or in response to a subpoena or similar instrument (in which case Seller shall inform the Company of such litigation and provide the Company a reasonable period of time to file an objection to the production of such Confidential Information prior to the production of such Confidential Information by Seller).

8.2           Non-Competition.  Seller, Butler, Rose D. Butler, and Holleman each  agree that for  a period of five years following the Closing Date (the “Non-Compete Period”), they will not, directly or indirectly:

(a)           Engage in any activities that are Competitive with the Company.  For purposes of this covenant, the term “Competitive” shall mean: providing services either as a consultant, employee, agent, or independent contractor in or for a business or group of business or entities engaged in or providing the following:  human resource outsourcing and/or consulting; payroll processing; workers compensation or health insurance sales or services; employee leasing; staff leasing, or professional employer organization services; or

(b)           Start or own any entity that sells , directly or indirectly and service or product offered or sold by Buyer.

8.3           Non-Solicitation and Other Restrictions.  During the Non-Competition Period, Seller shall not, directly or in conjunction with any person or entity: (a) solicit or induce in any manner or attempt to induce in any manner, any Person who is at such time, or was prior to the Closing Date, any employee of the Company to terminate or reduce their employment or other service relationship with the Company, or in any way interfere with the relationship between the Company and any such employee, or otherwise recruit, solicit, or attempt to do any of the foregoing described in this subsection (a) with respect to any employee of the Company; (b) solicit or otherwise attempt to encourage or induce, or assist any other person or entity in encouraging or inducing, any customer of the Company to cease doing business with, reduce doing business with or divert current business or future business opportunities from the Company; (c) in any way interfere with, or assist any other person or entity in interfering with, the relationship between the Company and any of its customers; or (d) attempt or develop any plan, or assist any other person or entity in their attempt or their development of any plan, to do any of the foregoing.

8.4           Covenant Independent.  Each restrictive covenant set forth in this Section 8 shall be construed as a covenant independent of any other covenant or provision of this Agreement, and the existence of any claim or cause of action against the Company, whether predicated upon another covenant or provision of this Agreement or otherwise.

8.5           Court Proceedings.  In any action or proceeding by the Company relating to or involving the enforcement of this covenant. Further, in any action or proceeding by the Company to obtain a temporary restraining order and/or preliminary injunction, Broker hereby agrees to waive the necessity of the Company posting an injunction bond in order to obtain a temporary restraining order and/or preliminary injunction.  Should the Company's action for a temporary restraining order and/or motion for preliminary injunction be granted in whole or in part and should the Company be ultimately unsuccessful in obtaining a permanent injunction to enforce the covenant.

8.6           Survival of Covenants.  All restrictive covenants contained in this Agreement shall survive the termination of this Agreement, and can be assigned by the Company to an affiliate or successor.

SECTION 9

INDEMNITY

9.1           Indemnification by Buyer.  Buyer shall indemnify Seller and hold it harmless from and against any and all liabilities, claims, losses, costs and expenses (including, without limitation, attorneys’ fees) arising out of (a) any failure by Buyer to perform its obligations under this Agreement and (b) any misrepresentation or breach of any warranty, representation or agreement of Buyer under this Agreement, (c) Buyer’s ownership of the Assets or the Business subsequent to the Closing, and (d) any liabilities of Seller which are being assumed by Buyer hereunder.

9.2           Indemnification by Seller.  Seller shall indemnify Buyer and hold it harmless from and against any and all liabilities, claims, losses, costs and expenses (including, without limitation, attorneys’ fees) arising out of (a) any failure by Seller to perform its obligations under this Agreement, (b) any misrepresentation or breach of any warranty, representation or agreement of Seller under this Agreement, (c) Seller’s ownership of the Assets or the Business prior to the Closing, and (d) any liabilities of Seller not specifically assumed by Buyer hereunder.

9.3           Notice and Right to Defend.  Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceedings in respect of which indemnity may be sought on account of an indemnity agreement contained in this Section, the party seeking indemnification (the “Indemnitee”) will notify, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the “Indemnitor”), in writing thereof.  Except to the extent that the Indemnitor is not prejudiced thereby, the omission of such Indemnitee to notify promptly the Indemnitor of any such claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, on account of the indemnity agreements contained in this Section.  In case any claim, demand or assessment shall be asserted or a suit, action or proceeding commenced against the Indemnitee, and the Indemnitee shall notify the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel reasonably satisfactory to the Indemnitee.  After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof.  The Indemnitee will cooperate with the Indemnitor in connection with any such claim, make personnel, books and records relevant to the claim available to the Indemnitor, and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably consider desirable in connection with the defense of any such claim.

SECTION 10

MISCELLANEOUS

10.1           Expenses.  Each party hereto shall pay its own expenses incident to the negotiation, preparation and consummation of this Agreement and all other agreements executed and delivered by it hereunder or in connection herewith, including all fees and expenses of its respective counsel and accountants.

10.2           Further Actions.  At any time and from time to time after the Closing, each party hereto agrees, at its own expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

10.3           Survival.  The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive for a period of twenty four (24) months following the date of the Closing, irrespective of any investigation made by or on behalf of any party hereto.

10.4           Modification.  This Agreement and the Schedules and Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party hereto.

10.5           Notices.  Any notice or other communication provided for hereunder to any party hereto shall be in writing, sent by U.S. mail, overnight courier or personally delivered, and shall be deemed to have been duly given upon the earlier of actual or first attempted delivery, as follows:

If to Seller:                             Gene Butler
2001 Dove Lane
Clayton, NC 27520
&
LaDonna Holleman
 9 Knollwood Pl
Clayton, NC 27527

If to Buyer:                            The Resourcing Solutions Group, Inc.
7621 Little Avenue
Suite 101
Charlotte, NC 28226
ATTN: Gary Musselman, President

or at such other address as either such party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.  All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

10.6           Waiver.  Any waiver must be in writing, and any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term of any other term of this Agreement.

10.7           Binding Effect; Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, and any purported assignment without such consent shall be void.

10.8           Headings.  The headings in this Agreement are solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

10.9           Governing Law and Venue.  This Agreement is being executed in and shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to conflict of laws.  The exclusive venue for bringing any action to enforce a term or condition of this Agreement of any agreement attached hereto shall be the state or federal courts located in Mecklenburg County, North Carolina.

10.10          Incorporation by Reference.  The Schedules and Exhibits attached hereto are an integral part of this Agreement and are incorporated herein by reference.

10.11          Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

10.12          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law; but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or deemed by a court of competent jurisdiction to be invalid under applicable law, such provision shall be ineffective to the minimal extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CAPITAL RESOURCES GROUP, LLC:

By: /s/ EUGENE F. BUTLER

Its Member Manager

EUGENE F. BUTLER, Individually

/s/ EUGENE F. BUTLER

ROSE D. BUTLER, Individually

/s/ ROSE D. BUTLER

LADONNA HOLLEMAN, Individually

/s/ LADONNA HOLLEMAN

RESOURCING SOLUTIONS GROUP, INC.:

/s/ GARY MUSSELMAN
By: Gary Musselman

Its President

INDEX OF SCHEDULES AND EXHIBITS

Schedule No.

1.1	Assets
2.3	Allocation of Purchase Price
4.2	Required Consents
4.7	Litigation
4.9	Contracts and Commitments

Exhibit No.

A	Employment Agreement
B	Commission Agreement